SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant :	Filed by a Party other than the Registrant 9

Check the appropriate box:

9	Preliminary Proxy Statement
9	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
:	Definitive Proxy Statement
9	Definitive Additional Materials
9	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

RELIV’ INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (check the appropriate box):

:	No Fee Required

RELIV’ INTERNATIONAL, INC.
136 Chesterfield Industrial Boulevard
Chesterfield, Missouri 63005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO
BE HELD ON MAY 25, 2006

To: Stockholders of Reliv’ International, Inc.

The Annual Meeting of the Stockholders of Reliv’ International, Inc. will be held at Reliv’ International, Inc., Corporate Headquarters, 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005, on Thursday, May 25, 2006, at 10:00 a.m., Central Daylight Savings Time, for the following purposes:

1.	To elect 7 directors to hold office during the year following the Annual Meeting or until their successors are elected (Item No. 1 on proxy card);

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2006 (Item No. 2 on proxy card); and

3.	To transact such other business as may properly come before the meeting.

The close of business on March 23, 2006, has been fixed as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

April 21, 2006	/s/ Stephen M. Merrick
Stephen M. Merrick, Secretary

YOUR VOTE IS IMPORTANT

It is important that as many shares as possible be represented at the Annual Meeting. Please date, sign and promptly return the proxy in the enclosed envelope. Your proxy may be revoked by you at any time before it has been voted.

RELIV’ INTERNATIONAL, INC.
136 Chesterfield Industrial Boulevard
Chesterfield, Missouri 63005

PROXY STATEMENT

Information Concerning the Solicitation

This statement is furnished in connection with the solicitation of proxies to be used at the annual stockholders meeting (the “Annual Meeting”) of Reliv’ International, Inc., a Delaware corporation (the “Company”), to be held on Thursday, May 25, 2006. The proxy materials are being mailed on or about April 21, 2006 to stockholders of record.

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company.

The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

Quorum and Voting

Only stockholders of record at the close of business on March 23, 2006 are entitled to vote at the Annual Meeting. On that day, there were 15,613,857 shares of common stock outstanding. Each share has one vote. A simple majority of the outstanding shares is required to be present in person or by proxy at the meeting for there to be a quorum for purposes of proceeding with the Annual Meeting. A simple majority of the shares present in person or by proxy at the Annual Meeting, at which a quorum is present, is required to elect directors and approve the appointment of the Company’s independent registered public accounting firm. Abstentions and withheld votes have the effect of votes against these matters. Broker non-votes (shares held of record by a broker for which a proxy is not given) will be counted for purposes of determining shares outstanding for purposes of a quorum, but will not be counted as present for purposes of determining the vote on any matter considered at the meeting.

A stockholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted by notifying the Secretary of the Company in writing. If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a stockholder fails to so specify with respect to such proposals, the proxy will be voted “FOR” the nominees for directors contained in these proxy materials and “FOR” the appointment of the Company’s independent registered public accounting firm.

Stock Ownership by Management and Others

The following table provides information concerning the beneficial ownership of the Company’s common stock by each director and nominee for director, certain executive officers, and by all of the Company’s directors and officers as a group as of March 23, 2006. In addition, the table provides information concerning the beneficial owners known to the Company to hold more than five percent of the Company’s outstanding common stock as of March 23, 2006.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (“SEC”) governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after March 23, 2006. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Percentage of class is based on 15,613,857 shares of common stock outstanding as of March 23, 2006.

Name of beneficial owner(1)	Amount and nature of beneficial ownership	Percent of class

Robert L. Montgomery(2)	4,048,186	25.5%

Carl W. Hastings(3)	931,453	6.0%

Stephen M. Merrick(4)	868,969	5.5%

R. Scott Montgomery(5)	125,243	*

Steven D. Albright(6)	88,536	*

Steven G. Hastings(7)	62,965	*

Ryan A. Montgomery(8)	30,171	*

Donald L. McCain(9)	470,545	3.0%

John B. Akin(10)	22,647	*

Robert M. Henry(11)	12,000	*

Denis St. John(12)	12,500	*

All Directors and Executive Officers as a Group (11 persons)(13)	6,673,215	41.2%

______________________

* less than one percent

(1)
Unless otherwise indicated below, the person named in the table has sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address for each person is c/o Reliv International, Inc., 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005.

(2)
Includes 288,720 shares subject to options exercisable within 60 days after March 23, 2006, 1,154,970 shares held through the Montgomery Family Limited Partnership, 470,114 shares held through Montgomery Enterprises, Ltd., for which Mr. Montgomery has sole voting and investment power, and 125,920 shares held by Mr. Montgomery’s spouse.

(3)	Includes 20,000 shares subject to options exercisable within 60 days after March 23, 2006.
(4)	Includes 50,000 shares subject to options exercisable within 60 days after March 23, 2006.
(5)	Includes 50,000 shares subject to options exercisable within 60 days after March 23, 2006.

(6)	Includes 54,970 shares subject to options exercisable within 60 days after March 23, 2006.
(7)	Includes 20,743 shares subject to options exercisable within 60 days after March 23, 2006.
(8)	Includes 25,000 shares subject to options exercisable within 60 days after March 23, 2006.
(9)	Includes 50,000 shares subject to options exercisable within 60 days after March 23, 2006.
(10)	Includes 21,321 shares subject to options exercisable within 60 days after March 23, 2006.
(11)	Includes 10,000 shares subject to options exercisable within 60 days after March 23, 2006.
(12)	Includes 10,000 shares subject to options exercisable within 60 days after March 23, 2006.
(13)	Includes 600,754 shares subject to options exercisable within 60 days after March 23, 2006.

PROPOSAL ONE - ELECTION OF DIRECTORS

Seven directors will be elected at the Annual Meeting to serve for terms of one year expiring on the date of the Annual Meeting in 2007. Each director elected will continue in office until a successor has been elected. If a nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF ALL OF THE NOMINEES.

Information Concerning Nominees

The following is information concerning nominees for election to the Board of Directors. Each of the following nominees is presently a member of the Board of Directors.

Robert L. Montgomery, age 64, is the Chairman of the Board, President and Chief Executive Officer. Mr. Montgomery became Chairman of the Board of Directors and Chief Executive Officer on February 15, 1985, and President on July 1, 1985. Mr. Montgomery has been a director of Reliv’ International since 1985. Mr. Montgomery is also the President and a director of Reliv’, Inc. and President and a director of Reliv’ World Corporation, both wholly owned subsidiaries of Reliv’ International. Mr. Montgomery received a B.A. degree in Economics from the University of Missouri in Kansas City, Missouri in 1965. Mr. Montgomery is the father of R. Scott Montgomery, the Company’s Senior Vice President, Worldwide Operations, and Ryan A. Montgomery, the Company’s Vice President, Sales.

Stephen M. Merrick, age 64, has been the Senior Vice President, International and Corporate Development, Secretary, General Counsel and a member of the Board of Directors since July 20, 1989. Mr. Merrick is Of Counsel to Vanasco Genelly & Miller, which has served as counsel to the Company with respect to certain matters, and has been engaged in the practice of law for over 40 years. Previously, Mr. Merrick was a principal of the law firm of Merrick & Associates, P.C., which served as counsel to the Company with respect to certain matters. Mr. Merrick has represented the Company since the Company’s founding. Mr. Merrick received a Juris Doctor degree from Northwestern University School of Law in 1966. Mr. Merrick is also Executive Vice President and a director of CTI Industries Corporation, a manufacturer of packaging and novelty items.

Carl W. Hastings, age 64, has been Vice President since July 1, 1992. Dr. Hastings has been employed by the Company since April 1991. Dr. Hastings was re-elected to the Board of Directors in May 2005 and formerly served as a member of the Board of Directors from February 1990 until May 2004. Dr. Hastings holds B.S. and M.S. degrees and a Ph.D. degree in Food Science from the University of Illinois. For more than the past 30 years, Dr. Hastings has been engaged in a variety of employment and consulting capacities as a food scientist. Dr. Hastings is the father of Steven G. Hastings, the Company’s Vice President, Sales.

Donald L. McCain, age 62, has been a member of the Board of Directors since July 20, 1989. Mr. McCain is the Corporate Secretary and co-owner of The Baughan Group Inc., formerly Robertson International Inc., a supplier and manufacturer of mining equipment and supplies. He is also co-owner of Coal Age Incorporated, a mining equipment manufacturer and rebuilding company. Mr. McCain co-founded G&T Resources, Inc., an owner and operator of nursing homes, in 1980 and was engaged in the management of that company until he sold his interest in September 1994. Prior to that time, Mr. McCain was employed in the food processing industry for fifteen years, most of that time was with Archer Daniels Midland Company as a manager of plant operations. Mr. McCain is the father of Ronald McCain, the Director of Customer Service and the son-in-law of Robert L. Montgomery, the Chairman, President and Chief Executive Officer.

John B. Akin, age 77, has been a member of the Board of Directors since June 1986. Mr. Akin retired as Vice President, A.G. Edwards & Sons and resident manager of the Decatur, Illinois branch office in 1995. Mr. Akin had been associated with A.G. Edwards & Sons as a stock broker, manager and officer since April 1973. Mr. Akin holds a B.A. degree from the University of Northern Iowa, Cedar Falls, Iowa.

Robert M. Henry, age 59, has been a member of the Board of Directors since May 2004. On December 4, 2004, Mr. Henry became Chairman and Chief Executive Officer of Arbonne International, Inc., a skin care products company. From 2000 to 2003, he served as Chief Executive Officer and board member for Mannatech, Incorporated, a public multi-level marketing company that sells dietary supplements, wellness and weight-management products to independent distributors. From 1998 to 2000, Mr. Henry acted as an Operating Consultant for Gryphon Investors where he gave advice on the investment opportunities in the network marketing industry. From 1986 to 1998, Mr. Henry served in various executive positions in the advertising, communications, investment and women’s apparel industries. From 1982 to 1986, he served as Corporate Controller Worldwide for Amway Corporation, a multi-level marketer of various products. From 1971 to 1982, Mr. Henry served various management roles for Avon Products Inc., including Regional Controller, Manufacturing/Sales/Distribution, Chief Financial Officer for Avon Fashions, and Manager A/P & Intercompany Accounting. He received a B.S. degree in Accounting from Hunter College in New York and a J.D. from Brooklyn Law School. Mr. Henry has been a member of the New York State Bar since 1975 and also served on the Network Marketing Association Board of Directors during 2002.

Denis St. John, age 62, has been a member of the Board of Directors since May 2004. Mr. St. John is a CPA and principal with the Larson Allen Health Care Group, focusing on physicians and institutions involved in clinics, nursing homes, medical office buildings, and other real estate intensive projects. For 15 years, Mr. St. John was associated with various accounting firms working primarily in the tax area, serving mid-size, closely held companies. Mr. St. John graduated from the University of Missouri with a Bachelor of Science in Business Administration with a major in Accounting and a minor in Economics. He is a former NASD registered representative, holding Series 6 and 63 securities licenses. Mr. St. John is a member of the Missouri Society of CPAs and the American Institute of CPAs.

Executive Officers Other Than Nominees

R. Scott Montgomery, age 36, has been the Senior Vice President of Worldwide Operations since August 2004. Mr. Montgomery joined the Company in 1993 and previously served as the Vice President of International Operations from 2001 to 2004. Mr. Montgomery graduated from Southwest Missouri State University with a B.S. degree in Finance and Investments. Mr. Montgomery is the son of Robert L. Montgomery, the Chairman, President and Chief Executive Officer, and the brother of Ryan A. Montgomery, the Vice President, Sales.

Steven D. Albright, age 44, has been the Vice President, Finance and Chief Financial Officer since March 2005. Mr. Albright was the Vice President, Finance/Controller from 2002 to 2005 and was the Controller since 1992. Prior to his employment with the Company, Mr. Albright was employed from 1987 to 1992 as Assistant Controller for Kangaroos USA, Inc., an athletic shoe importer and distributor. For the period from 1983 to 1987, he was employed by the public accounting firm of Ernst & Young LLP. Mr. Albright received a B.S. degree in Accountancy from the University of Illinois at Urbana-Champaign in May 1983 and is a CPA.

Steven G. Hastings, age 40, was appointed the Vice President, Sales in February 2004. Mr. Hastings was the Vice President of International Marketing from 2002 to 2004 and the Director of International Marketing from 1996 to 2002. Mr. Hastings started with the Company in January 1993 as Director of Marketing. Mr. Hastings graduated from the University of Illinois in 1987 with a Marketing degree and obtained his Masters in Business from Butler University in Indianapolis in 1995. Mr. Hastings is the son of Dr. Carl Hastings, the Vice President.

Ryan A. Montgomery, age 32, was appointed the Vice President, Sales in November 2004. Mr. Montgomery served as corporate counsel from September 1999 to October 2004. Mr. Montgomery received his B.A. degree in Economics from Vanderbilt University in 1995 and graduated from Saint Louis University Law School in 1999. Mr. Montgomery is the son of Robert L. Montgomery, the Chairman, President and Chief Executive Officer, and the brother of R. Scott Montgomery, the Senior Vice President of Worldwide Operations.

Committees of the Board of Directors

The Board of Directors has standing Executive, Management, Compensation, Nominating and Audit Committees. The Board of Directors met four times during 2005. No director attended less than 75% of the combined Board of Directors and Committee meetings.

The Executive Committee acts on various matters between meetings of the Board of Directors. The Executive Committee consists of Messrs. Montgomery, Merrick, Hastings and McCain. The Executive Committee met two times during 2005.

The Compensation Committee is composed of Messrs. McCain, Akin and St. John. The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the compensation of the Company’s officers and key employees. The Compensation Committee met four times during 2005.

The Management Committee reviews the Company’s operations and policies on a regular basis. The Management Committee is composed of three members of the Board of Directors, including Messrs. Montgomery, Hastings and Merrick, as well as several other members of top management. The Management Committee met eleven times during 2005.

The Nominating Committee identifies and reviews potential candidates for the Board of Directors and makes recommendations concerning potential candidates for the Board of Directors. The Nominating Committee is composed of Messrs. McCain, Akin and St. John. The Nominating Committee met one time in 2005.

The Company has a Sales and Marketing Committee that meets on a regular basis to discuss sales and marketing ideas and strategies as well as plan upcoming distributor events. The Sales and Marketing Committee met five times during 2005 and is made up of two members of the Board of Directors, including Messrs. Montgomery and Merrick, as well as several other members of management that are involved with sales and marketing.

All of the independent directors of the Board of Directors participated in the nominating process and voted in favor of the nomination of the directors nominated for election at the Annual Meeting of Stockholders to be held on May 25, 2006.

Audit Committee

Since 2000, the Company has had a standing Audit Committee, which is presently composed of Messrs. McCain, St. John and Henry. Mr. St. John has been designated and is the Company’s “Audit Committee Financial Expert” pursuant to Item 401 of Regulation S-K of the Securities Exchange Act of 1934. The Audit Committee held eight meetings during fiscal year 2005, including quarterly meetings with management and the independent registered public accounting firm to discuss the Company’s financial statements. Mr. St. John and each appointed member of the Committee satisfies the definition of “independent” as that term is defined in the rules governing companies whose stock is traded on the Nasdaq National Market. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was included as Exhibit A to the 2004 Proxy Statement. In addition, the Audit Committee has adopted a complaint monitoring procedure to enable confidential and anonymous reporting to the Audit Committee of concerns regarding, among other things, questionable accounting or auditing matters.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and internal controls.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s application of accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including but not limited to those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380). In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit of the Company’s financial statements, management’s report on internal control over financial reporting and the effectiveness of internal controls over financial reporting. The Audit Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Donald L. McCain, Audit Committee Chair
Robert M. Henry, Member
Denis St. John, Member

Nominating Committee

In May 2004, the Company established a Nominating Committee. The Nominating Committee consists of three directors, Messrs. McCain, Akin and St. John. The Nominating Committee does not have a charter. The Board of Directors has determined that each of the members of the Nominating Committee is independent as defined in the listing standards for the Nasdaq National Market.

The Nominating Committee has not adopted a formal policy with regard to consideration of director candidates recommended by security holders. The Company believes that continuing service of qualified incumbent members of the Board of Directors promotes stability and continuity at the Board level, contributes to the Board’s ability to work as a collective body and provides the benefit of familiarity and insight into the Company’s affairs. Accordingly, the process of the Nominating Committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the criteria for membership on the Board. For vacancies which are anticipated on the Board of Directors, the Nominating Committee intends to seek out and evaluate potential candidates from a variety of sources that may include recommendations by security holders, members of management and the Board of Directors, consultants and others. The minimum qualifications for potential candidates for the Board of Directors include demonstrated business experience, decision-making abilities, personal integrity and a good reputation. In light of the foregoing, and the fact that two new independent directors were elected to the Board in 2004, it is believed that a formal policy and procedure with regard to consideration of director candidates recommended by security holders is not necessary in order for the Nominating Committee to perform its duties.

The Nominating Committee met one time. All of the independent directors of the Board of Directors participated in the nominating process and voted in favor of the nomination of the persons nominated for election as directors at the Annual Meeting of Stockholders to be held on May 25, 2006.

Executive Compensation

The following table sets forth a summary of the compensation paid during the last three fiscal years to the Chief Executive Officer and to each of the other four most highly compensated executive officers who were officers at December 31, 2005, and any executive officer who left during the last fiscal year who would have been included in this group, the Named Executives.

SUMMARY COMPENSATION TABLE

Long-term compensation
		Annual compensation		Awards
Name and principal position	Year	Salary ($)	Bonus(1) ($)	Securities underlying options/SARs	All other compensation ($)
Robert L. Montgomery Chairman, Chief Executive Officer and President	2005 2004 2003	$642,625 $642,625 $642,625	$616,168 $442,400 $366,660	160,000 -- --	$17,765(2) $23,368(3) $17,464(4)
Stephen M. Merrick Senior Vice President, Secretary and General Counsel	2005 2004 2003	$225,000 $124,800 $124,800	$154,042 $94,800 $78,570	50,000 -- --	-- -- --
Carl W. Hastings Vice President	2005 2004 2003	$277,500 $270,000 $270,000	-- -- --	20,000 -- --	$17,398(2) $23,752(3) $12,792(4)
R. Scott Montgomery Senior Vice President of Worldwide Operations	2005 2004 2003	$160,000 $136,500 $120,000	$176,048 $79,000 $65,475	50,000 -- --	$9,231(2) $6,498(3) $3,347(4)
Steven D. Albright Vice President, Finance and Chief Financial Officer	2005 2004 2003	$150,000 $136,500 $130,000	$154,042 $79,000 $65,475	20,000 -- --	$10,810(2) $10,008(3) $9,240(4)
______________________

(1)	Reflects bonus payments under the Company’s 2001 Incentive Compensation Plan.

(2)
Includes the value of cash contributions by the Company to the Reliv’ International, Inc. 401(k) Plan, a defined contribution plan, of $13,500 for each of Messrs. Robert L. Montgomery and Hastings, $9,000 for Mr. R. Scott Montgomery and $10,500 for Mr. Albright. Also includes the portion of premiums paid by the Company on life insurance policies on each executive’s life attributable to the death benefit, to which each executive’s estate is entitled. The allocated portion of premium paid was $4,265 for Mr. Robert L. Montgomery, $3,898 for Dr. Hastings, $231 for Mr. R. Scott Montgomery and $310 for Mr. Albright.

(3)
Includes the value of cash contributions by the Company to the Reliv’ International, Inc. 401(k) Plan, a defined contribution plan, of $11,750 for each of Messrs. Robert L. Montgomery and Hastings, $6,300 for Mr. R. Scott Montgomery and $9,750 for Mr. Albright. Also includes the portion of premiums paid by the Company on life insurance policies on each executive’s life attributable to the death benefit, to which each executive’s estate is entitled. The allocated portion of premium paid was $7,338 for Mr. Robert L. Montgomery, $2,402 for Dr. Hastings, $198 for Mr. R. S. Montgomery and $258 for Mr. Albright.

(4)
Includes the value of cash contributions by the Company to the Reliv’ International, Inc. 401(k) Plan, a defined contribution plan, of $10,500 for each of Messrs. Robert L. Montgomery and Hastings, $3,157 for Mr. R. Scott Montgomery and $9,000 for Mr. Albright. Also includes the portion of premiums paid by the Company on life insurance policies on each executive’s life attributable to the death benefit, to which each executive’s estate is entitled. The allocated portion of premium paid was $6,964 for Mr. Robert L. Montgomery, $2,292 for Dr. Hastings, $190 for Mr. R. Scott Montgomery and $240 for Mr. Albright.

The Company has never granted any stock appreciation rights. During the period from January 1, 1998 to December 31, 2005, there have been no awards or payments made for long-term incentive compensation (other than stock option grants) and there have been no restricted stock awards to any of the Named Executives.

The following table provides information related to options to purchase the Company’s common stock granted to the Named Executives during the fiscal year ended December 31, 2005:

 OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual grants(1)					Potential realizable value at assumed annual rates of stock price appreciation for option term(2)
Name	Number of securities underlying options/SARs granted (#)	Percent of total options/SARs granted to employees in fiscal year	Exercise or base price ($/Sh)	Expiration date	5% ($)	10% ($)

Robert L. Montgomery	160,000	29.47	7.92	1/5/2015	796,935	2,019,590
Stephen M. Merrick	50,000	9.21	7.92	1/5/2015	249,042	631,122
Carl W. Hastings	20,000	3.68	7.92	1/5/2015	99,617	252,449
R. Scott Montgomery	50,000	9.21	7.92	1/5/2015	249,042	631,122
Steven D. Albright	20,000	3.68	7.92	1/5/2015	99,617	252,449

______________________

(1)	The options were granted at 100% of the market price on the date of grant and were vested immediately.

(2)
The potential realizable values shown illustrate the values that might be realized upon exercise immediately prior to the expiration of the option’s term using 5% and 10% appreciation rates set by the SEC, compounded annually and, therefore, are not intended to forecast possible future appreciation, if any, of the Company’s stock price.

The following table provides information related to options to purchase the Company’s common stock exercised by the Named Executives during the fiscal year ended December 31, 2005, and the number and value of such options held as of the end of such fiscal year:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION VALUES

			Number of securities underlying unexercised options at year end (#)	Value of unexercised in- the-money options at fiscal year end ($)
Name	Shares acquired on exercise (#)	Value realized ($)	Exercisable/unexercisable	Exercisable/unexercisable(1)

Robert L. Montgomery	243,302	$1,835,165	160,000/128,720	$841,600/$1,596,617

Stephen M. Merrick	180,058	$1,408,846	50,000/0	263,000/0

Carl W. Hastings	22,321	$176,881	20,000/0	105,200/0

R. Scott Montgomery	34,970	$311,387	50,000/0	263,000/0

Steven D. Albright	0	$0	54,970/0	541,430/0
______________________

(1)	The value of unexercised in-the-money options is based on the difference between the exercise price and the fair market value of the Company’s common stock on December 31, 2005.

Equity Compensation Plan Information

The following table provides information regarding the Company’s equity compensation plans as of December 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	813,074	$5.57	457,000

Equity compensation plans not approved by security holders (1)	66,719	$9.47	706,856

Total	879,793	$5.87	1,163,856

(footnote on following page)

______________________

(1)
In November 1998, the Company established a Distributor Stock Purchase Plan. The plan allows distributors who have reached the “Ambassador” status the opportunity to allocate up to 10% of their monthly compensation into the plan to be used to purchase the Company’s common stock at the current market value. The plan also states that at the end of each year, the Company will grant warrants to purchase additional shares of the Company’s common stock based on the number of shares purchased by the distributors under the plan during the year. The warrant exercise price will equal the market price for the Company’s common stock at the date of issuance. The warrants issued shall be in the amount of 25% of the total shares purchased under the plan during the year.

Compensation Committee Report on Executive Compensation

The Compensation Committee is composed of three members of the Board of Directors. All members of the Compensation Committee are independent directors. None of the members of the Compensation Committee of the Board of Directors is an officer or employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on the Compensation Committee.

The Compensation Committee is responsible for establishing the standards and philosophy of the Board of Directors regarding executive compensation, for reviewing and evaluating executive compensation and compensation programs, and for recommending levels of salary and other forms of compensation for executives to the Board of Directors. The full Board of Directors is responsible for setting and administering salaries, bonus payments and other compensation awards to executives.

Compensation Philosophy

The philosophy of the Compensation Committee, and of the Board of Directors, regarding executive compensation includes the following principal components:

To attract and retain quality executive talent, which is regarded as critical to the Company’s long-term and short-term success, in substantial part by offering compensation programs which provide attractive rewards for successful effort.

To provide a reasonable level of base compensation to senior executives and to provide annual incentive compensation based on the Company’s success and profitability.

To create a mutuality of interest between executive officers and stockholders through long-term compensation structures, particularly stock option programs, so that executive officers share the risks and rewards of strategic decision making and its effect on stockholder value.

The Compensation Committee has and will continue to consider the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (relating to the deductibility of compensation to executive officers in excess of $1 million), when establishing incentive compensation plans. However, the Compensation Committee considers its primary goal to design compensation strategies that further the Company’s interests and those of the stockholders. Accordingly, the Compensation Committee retains the ability to recommend appropriate executive compensation that it deems in the Company’s best interests and the best interests of the stockholders even when some compensation payments may not be tax deductible.

The Company’s executive compensation program consists of two key elements: (1) an annual component consisting of base salary and incentive compensation and (2) a long-term component, principally stock options. Certain other benefits are also included in executive compensation.

Annual Base Compensation

The Compensation Committee recommends annual salary levels for each of the Named Executives, and for the other senior executives, to the Board of Directors. The recommendations of the Compensation Committee for base salary levels for senior executives are determined annually, in part, by evaluating the responsibilities of the position and examining market compensation levels and trends for similar positions in the marketplace.

Additional factors which the Compensation Committee considers in recommending annual adjustments to base salaries include: results of the Company’s operations, sales, stockholder returns, and the experience, work-performance, leadership and team building skills of each executive. The Company receives information from the Chief Executive Officer with regard to these matters. While each of these factors is considered in relatively equal weight, the Compensation Committee does not utilize performance matrices or measured weightings in its review. Each year, the Compensation Committee conducts a structured review of base compensation of senior executives with input from the Chief Executive Officer.

Annual Incentive Compensation

During 2001, the Compensation Committee recommended and the Board of Directors approved an annual incentive compensation plan for members of management. Under the terms of the plan, a percentage of after tax net income is allocated to be paid to senior executives and managers. The amount of profit and incentive compensation for each participant is determined on a quarterly basis. During 2005, the Company paid incentive compensation under the plan to Robert L. Montgomery, Stephen M. Merrick, Steven D. Albright, R. Scott Montgomery, Steve Hastings, Ryan Montgomery and 29 other executives and managers.

Long-Term Component - Stock Options

The long-term component of compensation provided to the Company’s executives has been in the form of stock options. The Compensation Committee has recommended to the Board of Directors that a portion of the total compensation to executives be in the form of stock options. Stock options are granted with an exercise price equal to or greater than the closing market price of the Company’s common stock on the date of the grant. Stock options are exercisable within ten years from the date granted. These stock options provide incentive for the creation of stockholder value over the long-term since the full benefit of the compensation package for an executive cannot be realized unless an appreciation in the price of the Company’s common stock occurs over time.

The magnitude of the stock option awards are determined annually by the Compensation Committee and the Board of Directors. Generally, the number of options granted to an executive has been based on the relative salary level of the executive.

In 2005, the Company granted incentive stock options to purchase up to 12,500 shares of the Company’s common stock to each of Messrs. R. Scott Montgomery, Carl W. Hastings and Steven D. Albright, respectively, and the Company granted non-qualified stock options to purchase up to 160,000, 50,000, 37,500, 7,500 and 7,500 to Messrs. Robert L. Montgomery, Stephen M. Merrick, R. Scott Montgomery, Carl W. Hastings and Steven D. Albright, respectively.  The Company granted no stock options to any of the Named Executives in 2003 and 2004.

CEO Compensation

The Compensation Committee utilizes the same standards and methods for recommending annual base compensation for the Chief Executive Officer as it does for other senior executive officers.

In 1997, the Company entered into an Employment Agreement with Robert L. Montgomery, Chief Executive Officer, providing that Mr. Montgomery’s base annual compensation would not be less than $485,000 and that he would participate in executive bonus and incentive plans. During 2003, 2004 and 2005, upon the recommendation of the Compensation Committee, the base salary of Mr. Montgomery was $642,625, $642,625 and $642,625, respectively. In 2003, 2004 and 2005, annual incentive compensation was paid to Mr. Montgomery in the amounts of $366,660, $442,400 and $616,168, respectively, under the Company’s annual incentive compensation plan based on profits of the Company.

The Compensation Committee has reviewed the base compensation and incentive compensation of Mr. Montgomery in relation to compensation levels of executives at other comparable companies and in light of the Company’s performance. Over the past three years, the base compensation of Mr. Montgomery has not been increased, at his request, despite the fact that, over that period, the Company’s net sales have increased by more than 80% and the Company’s net income has increased from $2,492,807 to $7,521,416. Increases during that period in the short-term component of Mr. Montgomery’s compensation have been made only by reason of his participation in the incentive portion of annual compensation which is based on the Company’s profitability.

The Compensation Committee recommended that Mr. Montgomery (and other senior executives) receive incentive and non-qualified stock options, consistent with observed market practices, so that a significant portion of his total compensation will be based upon, and consistent with, returns to stockholders. In 2005, Mr. Montgomery was granted non-qualified stock options to purchase up to 160,000 shares of the Company’s common stock. In 2003 and 2004, no stock options were granted to Mr. Montgomery.

Robert L. Montgomery participated in the Company’s 401K plan, enrolled in health, life, automobile and disability insurance, was provided with a Company vehicle and was reimbursed for business expenses.

The Compensation Committee believes that the compensation paid to executives and senior management is reasonable in view of the Company’s performance and the contribution of the executives and senior management to that performance.

Compensation Committee:
Denis St. John, Donald L. McCain, John B. Akin

Comparative Stock Price Performance Graph

The following graph compares, for the period January 1, 2001 to December 31, 2005, the cumulative total return (assuming reinvestment of dividends) on the Company’s common stock with (i) Nasdaq National Market Index (U.S.) and (ii) a peer group including the following companies: Mannatech, Inc., Nature’s Sunshine Products, Inc., Advanced Nutraceuticals, Inc. and USANA Health Sciences, Inc. The peer group consists of other companies marketing nutritional products through direct sales. The graph assumes an investment of $100 on January 1, 2001, in the Company’s common stock and each of the other investment categories.

The historical stock prices of the Company’s common stock shown on the graph below are not necessarily indicative of future price performance. Per share value as of December 31, 2001, 2002, 2003, 2004 and 2005 is based on the common stock’s closing price as of such date. All prices reflect a 5-for-4 stock split issued to holders of record on November 14, 2003 and a 1-for-5.25 stock dividend issued to holders of record on October 11, 2002.

The information under this heading and under the headings “Report of the Audit Committee” and “Compensation Committee Report on Executive Compensation” shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

			INDEXED RETURNS
	Base		Years Ending
	Period
Company Name / Index	Dec00	Dec01	Dec02	Dec03	Dec04	Dec05
RELIV INTERNATIONAL INC	100	100.00	443.81	609.52	1071.30	1592.02
NASDAQ STOCK MARKET (U.S)	100	79.32	54.84	81.99	89.22	91.12
PEER GROUP	100	172.30	199.42	636.75	942.81	887.28

Employment Agreements

In June 1997, the Company entered into an Employment Agreement with Robert L. Montgomery replacing a prior agreement. The agreement was originally for a term of six years commencing on January 1, 1997 with a provision for automatic one year renewal terms, and provides for Mr. Montgomery to receive base annual compensation during the term of not less than $485,000. Mr. Montgomery is also to participate in the Company’s annual incentive compensation and the Company’s long-term incentive compensation plans, the Company’s stock option plan and such other compensation plans as the Company may from time to time have for executives. In the event of Mr. Montgomery’s death during the term of the agreement, payments equal to his total compensation under the agreement will be made to his heirs for a period of six months. The agreement also allows Mr. Montgomery the option, upon reaching age 60, to reduce his level of service to the Company by approximately one-half with a corresponding decrease in position and compensation. Mr. Montgomery also has the option upon reaching age 60 to terminate his active service and continue in a consulting capacity. The term of the consulting period will be 10 years and Mr. Montgomery will receive approximately 20% of his prior annual compensation as a consulting fee. The agreement includes the obligation of Mr. Montgomery to maintain the confidentiality of the Company’s confidential information and contains a covenant of Mr. Montgomery not to compete with the Company.

In June 2002, the Company entered into a Services Agreement with Dr. Hastings replacing a prior employment agreement. The services agreement is for a period of twenty years with a provision for automatic one year renewal terms. The employment of Dr. Hastings will be for a term commencing on July 1, 2001 and expiring on June 30, 2006. During the initial term of employment, the Company is obligated to pay Dr. Hastings a basic salary at the rate of $22,500 per month. Effective December 15, 2005, the Compensation Committee increased Dr. Hastings’ basic salary to $30,000 per month. Upon expiration of the term of employment, Dr. Hastings will be retained to provide consulting services to the Company for the remainder of the term of the services agreement. During the consulting term, the Company will pay Dr. Hastings the sum of $10,000 per month. In the event of Dr. Hastings’ death during the term of the agreement, payments equal to his total compensation under the agreement will be made to his heirs for a period of six months. During the term of the services agreement, the Company will be entitled to use the name and likeness of Dr. Hastings in connection with the Company’s promotional materials and activities. The services agreement also includes the obligation of Dr. Hastings to maintain the confidentiality of the Company’s confidential information and to hold any and all inventions made or conceived by him during the term of the agreement as the Company’s fiduciary and a covenant of Dr. Hastings not to compete with the Company.

In April 2002, the Company entered into an Employment Agreement with R. Scott Montgomery under which he was employed as Vice President of International Operations. The agreement was originally for a term of one year commencing on April 3, 2002 with a provision for automatic one year renewal terms, and provides for Mr. Montgomery to receive base annual compensation of not less than $105,000. Mr. Montgomery is also to participate in the Company’s annual incentive compensation plan and such other compensation plans as the Company may from time to time have for executives. In the event of Mr. Montgomery’s termination for reasons other than an event of default or permanent mental or physical disability, Mr. Montgomery will receive a severance payment equal to six months salary. The agreement includes the obligations of Mr. Montgomery to maintain the confidentiality of the Company’s confidential information and hold certain inventions for the Company in his fiduciary capacity, and contains a covenant not to solicit the Company’s distributors for a period of 24 months after the date of termination of this agreement.

In April 2002, the Company entered into an Employment Agreement with Ryan A. Montgomery under which he was employed as Corporate Counsel. The agreement was originally for a term of one year commencing on April 18, 2002 with a provision for automatic one year renewal terms, and provides for Mr. Montgomery to receive base annual compensation of not less than $85,000. Mr. Montgomery is also to participate in the Company’s annual incentive compensation plan and such other compensation plans as the Company may from time to time have for executives. In the event of Mr. Montgomery’s termination for reasons other than an event of default or permanent mental or physical disability, Mr. Montgomery will receive a severance payment equal to six months salary. The agreement includes the obligations of Mr. Montgomery to maintain the confidentiality of the Company’s confidential information and hold certain inventions for the Company in his fiduciary capacity, and contains a covenant not to solicit the Company’s distributors for a period of 24 months after the date of termination of this agreement.

In May 2002, the Company entered into an Employment Agreement with Steven G. Hastings under which he was employed as Vice President of International Marketing. The agreement was originally for a term of one year commencing on May 6, 2002 with a provision for automatic one year renewal terms, and provides for Mr. Hastings to receive base annual compensation of not less than $103,500. Mr. Hastings is also to participate in the Company’s annual incentive compensation plan and such other compensation plans as the Company may from time to time have for executives. In the event of Mr. Hastings’ termination for reasons other than an event of default or permanent mental or physical disability, Mr. Hastings will receive a severance payment equal to six months salary. The agreement includes the obligations of Mr. Hastings to maintain the confidentiality of the Company’s confidential information and hold certain inventions for the Company in his fiduciary capacity, and contains a covenant not to solicit the Company’s distributors for a period of 24 months after the date of termination of this agreement.

In March 1997, the Company entered into Split-Dollar Agreements with each of Messrs. Robert L. Montgomery, R. Scott Montgomery, Carl W. Hastings, Steven G. Hastings and Steven D. Albright. In August 2002, the Company entered into a Split-Dollar Agreement with Mr. Ryan A. Montgomery. Under these agreements, the Company pays the premiums on life insurance policies covering each above-named officer’s life. Upon the death of any of Messrs. Robert L. Montgomery, R. Scott Montgomery, Ryan A. Montgomery, Carl W. Hastings, Steven G. Hastings or Steven D. Albright, the Company is entitled to receive the greater of (1) one-third of the insurance proceeds, (2) the cash surrender value of the policy or (3) the total premiums paid under the policy, with the insured’s beneficiary receiving the balance of the insurance proceeds. On termination of the agreement prior to the death of the insured, he shall have the right to purchase the policy for the greater of (a) the cash surrender value of the policy or (b) the total premiums paid under the policy.

In March 1997, the Company entered into a Salary Continuation Plan Agreement with each of Messrs. R. Scott Montgomery, Steven G. Hastings and Steven D. Albright. The agreement provides for continuation of each executive’s compensation at a rate provided in the agreement for a period of 10 years upon termination of employment, retirement or death, after he has reached the age of 55 and has been employed by the Company for 15 years. Salary continuation payments are also made in the event the executive is terminated prior to reaching these thresholds for reasons other than cause as defined in the agreement.

Certain Relationships and Related Transactions

Stephen M. Merrick is Senior Vice President and a director. Mr. Merrick previously was a principal of the law firm of Merrick & Associates, P.C. and has served as General Counsel since the Company’s inception. During the year ended December 31, 2005, the aggregate amounts paid or incurred by the Company to Merrick & Associates, P.C. for services provided to the Company was $40,000.

During 2005, the Company repurchased an aggregate of 535,008 shares of the Company’s common stock held by certain executive officers and directors for an aggregate purchase price of $5,082,576. The purchase price for each repurchase transaction was determined using a 7% discount to the closing market price per share on each respective repurchase date in order to approximate the dilutive impact of any corresponding sale on the open market. The terms and conditions of each repurchase transaction were approved by the Board of Directors, excluding the vote of any interested director.

The following table provides information regarding the aggregate repurchase transactions between the Company and each director or executive officer that occurred during 2005.

Name	Aggregate Number of Shares Repurchased (#)	Aggregate Purchase Price ($)

Robert L. Montgomery	245,533	2,332,564

Stephen M. Merrick	110,527	1,050,006

Carl W. Hastings	178,948	1,700,006

Total(1)	535,008	5,082,576
______________________

(1)	The total aggregate purchase price has been adjusted due to rounding.

In 2005, the Company also purchased 489,193 shares of the Company’s common stock from Donald Gibbons, Jr., a former officer, and David Kreher, a former officer and director, and his wife for an aggregate purchase price of $4,402,737. In connection with these repurchases from Mr. and Mrs. Kreher, the Company issued notes in the amount of $4,050,000.

The Chief Executive Officer, President and Chairman of the Board, Robert L. Montgomery, is the father of R. Scott Montgomery and Ryan A. Montgomery. R. Scott Montgomery is Senior Vice President of Worldwide Operations and as a result of serving in such capacity, the Company paid him cash compensation of $336,048 for 2005. Ryan A. Montgomery is Vice President, Sales and as a result of serving in such capacity, the Company paid him cash compensation of $304,042 for 2005. Ronald McCain is the son of Donald L. McCain, a director, and Ronald McCain is the son-in-law of the Chief Executive Officer, President and Chairman of the Board, Robert L. Montgomery. Ronald McCain is Director of Customer Service and as a result of serving in such capacity, the Company paid him cash compensation of $208,024 for 2005.

Vice President and director, Dr. Carl W. Hastings, is the father of Steven G. Hastings and Brett M. Hastings. Steven G. Hastings is Vice President, Sales and as a result of serving in such capacity, the Company paid him cash compensation of $304,042 for 2005. Brett M. Hastings is Associate General Counsel and as a result of serving in such capacity, the Company paid him cash compensation of $163,823 for 2005.

Compensation of Directors

Members of the Board of Directors who are not employees receive a monthly fee of $2,500 and $1,500 per attendance at meetings of the Board of Directors or any committees of the Board of Directors. On January 5, 2005, the Company issued to each of the non-employee members of the Board of Directors non-qualified stock options to purchase the Company’s common stock at an exercise price of $7.92 per share, the closing price on January 5, 2005. Under these options, Mr. McCain was granted the right to purchase up to 50,000 shares of the Company’s common stock and Messrs. Henry, Akin and St. John were each granted the right to purchase up to 10,000 shares of the Company’s common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the Nasdaq National Market. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Form 5’s were required, the Company believes that during calendar year 2005, all of the officers, directors and ten percent beneficial owners of the Company complied with all applicable Section 16(a) filing requirements, except that the Company discovered an inadvertent error on a Form 4 previously filed by Mr. Robert L. Montgomery, and Messrs. Donald L. McCain and John B. Akin each inadvertently failed to report a transaction relating to the Company’s common stock. Form 4’s reporting these items were promptly filed after the oversights were discovered.

Code of Ethics

The Company has adopted a code of ethics that applies to senior executive and financial officers. The Company’s Code of Ethics seeks to promote (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) full, fair, accurate, timely and understandable disclosure of information to the Commission, (3) compliance with applicable governmental laws, rules and regulations, (4) prompt internal reporting of violations of the Code of Ethics to predesignated persons, and (5) accountability for adherence to the Code of Ethics. A copy of the Company’s Code of Ethics has been attached to and can be viewed on the Company’s Internet website at http://www.reliv.com under the section entitled “Investor Relations.”

PROPOSAL TWO - SELECTION OF AUDITORS

Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors has selected and approved Ernst & Young LLP as the independent registered public accounting firm to audit the Company’s financial statements for 2006, subject to ratification by the stockholders. It is expected that a representative of the firm of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Fees Billed By Independent Registered Public Accounting Firm

The following table sets forth the amount of fees billed by Ernst & Young LLP for services rendered for the years ended December 31, 2005 and 2004:

	2005	2004

Audit Fees (1)	$548,800	$558,597
Audit-Related Fees (2)	17,400	15,400
Tax Fees (3)	307,700	169,309
Total Fees	$873,900	$743,306

______________________

(1)	Includes the annual consolidated financial statement audit, limited quarterly reviews, statutory audits required internationally and the audit of internal controls.

(2)	Represents fees paid for the annual audit of the Company’s 401(k) Plan.

(3)	Primarily represents the preparation of tax returns and other tax compliance and consulting services.

All audit, tax, and other services to be performed by Ernst & Young LLP for the Company must be pre-approved by the Audit Committee. The Audit Committee reviews the description of the services and an estimate of the anticipated costs of performing those services. Services not previously approved cannot commence until such approval has been granted. Pre-approval is granted usually at regularly scheduled meetings. If unanticipated items arise between meetings of the Audit Committee, the Audit Committee has delegated approval authority to the chairman of the Audit Committee, in which case the chairman communicates such pre-approvals to the full committee at its next meeting. During 2005, all services performed by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with this policy.

The Audit Committee reviews all relationships with Ernst & Young LLP, including the provision of non-audit services, which may relate to the independent registered public accounting firm’s independence. The Audit Committee considered the effect of Ernst & Young LLP’s non-audit services in assessing the independence of the independent registered public accounting firm and concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE “FOR” SUCH RATIFICATION.

Stockholder Proposals for 2006 Proxy Statement

Proposals by stockholders for inclusion in the Company’s Proxy Statement and form of Proxy relating to the 2007 Annual Meeting of Stockholders, which is scheduled to be held on May 24, 2007, should be addressed to the Secretary, Reliv’ International, Inc., P.O. Box 405, Chesterfield, Missouri 63006, and must be received at such address no later than December 31, 2006. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and Proxy in accordance with applicable law. It is suggested that such proposal be forwarded by certified mail, return receipt requested.

Stockholder Communications with the Board of Directors

Stockholders of the Company may communicate with the Board of Directors in writing addressed to:

Board of Directors
c/o Corporate Secretary
Reliv International, Inc.
P.O. Box 405
Chesterfield, Missouri 63006

The Secretary will review each communication from a stockholder. The Secretary will forward to the members of the Board of Directors each communication that (1) concerns the Company’s business or governance, (2) is not offensive and is legible in form and reasonably understandable in content, and (3) does not relate to a personal grievance against the Company or a team member or further a personal interest not shared by the other stockholders generally.

The Company strongly encourages each of its directors to attend each Annual Meeting of the Company’s stockholders where attendance does not unreasonably conflict with the director’s other business and personal commitments. All of the members of the Board of Directors attended the 2005 Annual Meeting of Stockholders.

Other Matters to Be Acted Upon at the Meeting

The management of the Company knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS
Dated: April 21, 2006	/s/ Stephen M. Merrick
Stephen M. Merrick, Secretary